SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): February 23, 2005

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	06-1385548
(State or Other	(Commission File Number)	(I.R.S. Employee
Jurisdiction of Incorporation)		Identification Number)

Brandywine West, 1521 Concord Pike, Suite 301, Wilmington, Delaware 19803
(Address of Principal Executive Offices, including Zip Code)

        Registrant’s Telephone Number, including Area Code: 302-778-8227

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        On February 23, 2005, Gilbert E. Playford retired from the Board of Directors of GrafTech International Ltd. Mr. Playford advised the Board that he has retired to pursue other business interests and that he was not retiring due to a disagreement with GrafTech on any matter related to its operations, policies or practices. As the former Chief Executive Officer and Chairman of GrafTech, Mr. Playford led GrafTech through a very challenging period, and the Board and management are appreciative of his leadership, guidance and friendship.

        Upon Mr. Playford’s retirement, R. Eugene Cartledge, an independent director, was elected Chairman of the Board. Mr. Cartledge has served as a director of GrafTech since 1996, and has served as presiding director for the past two years. As presiding director, Mr. Cartledge has presided over meetings of non-management directors and served as the point of contact for stockholders to communicate with the Board. He will continue to serve in those capacities. In light of his broad range of experience and his in-depth knowledge of GrafTech and its business, the Board looks forward to continuing to benefit from Mr. Cartledge’s insight and focus on GrafTech’s success.

        Mr. Playford joined GrafTech as Chief Executive Officer and President, and was elected as a director, in June 1998. In September 1999, he became the Chairman of the Board. In May 2002, Mr. Playford retired as President of GrafTech and, in December 2002, he retired as Chief Executive Officer of GrafTech. From January 2003 until his retirement, Mr. Playford served as Chairman of the Board of GrafTech in an executive capacity and, most recently, a non-executive capacity.

        From 1986 until his retirement in 1994, Mr. Cartledge was the Chairman of the Board and Chief Executive Officer of Union Camp Corporation. Mr. Cartledge retired as Chairman of the Board of Savannah Foods & Industries Inc. in December 1997, and retired as a director of Delta Airlines, Inc. and Sunoco, Inc. in May 2002. He is currently a director of Blount International, Inc., and President of the Cartledge Foundation.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date: February 28, 2005	By:/s/ Karen G. Narwold Karen G. Narwold Vice President, General Counsel, Human Resources & Secretary